Exhibit 28 (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated October 21, 2011, relating to the financial statements of Drexel Hamilton Centre American Equity Fund, Drexel Hamilton Centre Global Equity Fund, Drexel Hamilton 8IP Asia Pacific Equity Fund and Drexel Hamilton FOUR European Equity Fund, each a series of Drexel Hamilton Mutual Funds, and to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey

October 21, 2011